EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NeoMedia Expands Its Relationship with Neustar Beyond the U.S to Include Licensing Mobile Barcode Ecosystem Patents in Mexico

Atlanta, GA, January 28, 2010 –NeoMedia Technologies, Inc. and Neustar, Inc. today announced that they have expanded their agreement to license NeoMedia’s patented technologies beyond the US into Mexico.  On October 6, 2009, the companies announced that they were working together to provide a “one stop shop” for consumer brands to simply and affordably use the barcode ecosystem to deliver new applications, services and compelling content to mobile consumers.

The addition of Neustar’s central registry and clearinghouse services to NeoMedia’s patented barcode ecosystem technology means that brands can now implement interoperable barcode campaigns for consumers who use any barcode scanner participating in this ecosystem regardless of the mobile service provider.  The Neustar/NeoMedia collaboration enables brands to offer more targeted and dynamic communication options to mobile consumers, beyond simply taking them to the company’s website or to special micro-sites developed for specific campaigns.

“With the rapid growth of mobile Internet use in Mexico, and innovation among operators and mobile marketing agencies and the brands they serve, we are excited to bring this reliable solution to this important region,” said Diane Strahan, Vice President of Mobile Services at Neustar.

Mexico remains one of the most attractive communications markets in Latin America, according to Pyramid Research. By year-end 2008, it was the second-largest market in the region at $27.1 billion, noted Cesar Jimenez, Senior Analyst at Pyramid Research. "Over the next five years, Pyramid Research expects Mexico's total market revenue to reach $29.9 billion, with mobile services revenue to account for 61 percent of the total market.”

“We’ve enjoyed working with the team at Neustar to develop a reliable and scalable barcode ecosystem with all players in the market,” said Iain McCready, CEO, NeoMedia. “Mexico is an exciting market, and we look forward to enabling the mobile operators to create new revenue streams, and enabling mobile marketing firms and their brand clients to attract and serve customers using their camera equipped mobile devices for comparison shopping, to download coupons and special deals, and to take advantage of digital ticketing and other creative applications.”

About NeoMedia Technologies:

NeoMedia Technologies, Inc. (OTCBB: NEOM) is the global leader in mobile barcode scanning solutions. Our technology allows mobile devices with cameras to read 1D and 2D barcodes and provide “one click” access to mobile content. Combining this technology with advanced analytics and reporting capabilities revolutionizes the way advertisers market to mobile consumers. NeoMedia provides the infrastructure to make 2D camera barcode scanning and its associated commerce easy, universal, and reliable – worldwide. The company’s mobile phone technology, NeoReader, reads and transmits data from 1D and 2D barcodes to its intended destination. Our Code Management and Code Clearinghouse platforms create, connect, record, and transmit the transactions embedded in the 1D and 2D barcodes, like web-URLs, text messages (SMS), and telephone calls, ubiquitously and reliably.

About Neustar

Neustar solves complex communications challenges and provides market-leading, innovative solutions and directory services to enable trusted communication across networks, applications, and enterprises around the world. Visit Neustar online at www.neustar.biz.

NeoMedia Media Relations Contact:
Zeina Badran
(202) 642-1360
zbadran@neom.com

Neustar Media Relations Contact:
Allen Goldberg
(571) 434-5520 Allen.Goldberg@neustar.biz